Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice-President

Office:  (503) 257-8766, Ext. 279

Fax:  (503) 251-5473 / E-mail:  dantierney@trm.com

TRM Corporation Reports Record Earnings

•  NET INCOME DRIVEN BY ATM GROWTH RISES 135.9%

•  OPERATING INCOME DOUBLES TO $4.0 MILLION

•  SHAREHOLDERS’ EQUITY INCREASES 30.6%

PORTLAND, OREGON: August 10, 2004 — TRM Corporation (NASDAQ: TRMM) today reported that net income more than doubled for the quarter ended June 30, 2004 to $2.7 million as compared to $1.1 million for the same period in 2003, an increase of 135.9%. For the six-month period ended June 30, 2004, net income increased to $5.2 million as compared to $1.9 million for the same period of 2003, an increase of 174.6%.

Operating income increased significantly to $4.0 million for the second quarter of 2004 as compared to $1.8 million for the same period in 2003, an increase of 118.2%. For the six-month period ended June 30, 2004, operating income increased to $8.2 million as compared to $3.6 million for the same period of 2003, an increase of 127.9%. Operating income includes approximately $300,000 in non-recurring expenses related to acquisition activity that took place during the period.

During the Quarter:

•                                          ATM gross sales increased by 47.5% to exceed $15.4 million, surpassing photocopier gross sales of $13.4 million for the first time since entry into the business;

•                                          Transacting ATMs grew to 4,616, an increase of 1,343 units (or 41.0%) over the prior year representing both internal growth and acquisitions; and

•                                          ATM operations were established in Canada and expanded in the United Kingdom to include Northern Ireland.

Earnings before interest, taxes, depreciation and amortization (EBITDA) reached a record $6.4 million for the second quarter ended June 30, 2004 as compared to $4.4 million for the second quarter ended June 30, 2003, an increase of $2.0 million (44.7%). The following reconciles EBITDA to net income in the Statement of Operations for the three month periods ended June 30, 2004 and 2003 as included with this release:

	Three Months Ended June 30,
	2004	2003
Net Income	$2,708,083	$1,148,055
Plus:
Interest expense	250,973	237,675
Provision for income taxes	1,002,426	565,460
Depreciation and amortization	2,455,785	2,483,348
EBITDA	$6,417,267	$4,434,538

Segment Data:

•                                          ATM operations resulted in net sales of $11.5 million during the second quarter of 2004, an increase of $2.7 million (or 31.2%) as compared to the same period in the prior year; for the six-month period ended June 30, 2004, ATM net sales increased by $4.9 million (or 30.6%) to $21.1 million, as compared with $16.1 million for the same period in 2003.

ATM REVENUE DRIVERS:	•	Total ATMs increased from 3,273 to 4,616 (or 41.0%);
	•	Total withdrawal transactions increased from 7.3 million to 9.2 million (or 26.0%);
	•	Average withdrawals per ATM increased from 386 to 399 (or 3.4%); and
	•	Average sales per withdrawal increased from $2.50 to $2.81 (or 12.4%).

•                                          Photocopier operations resulted in net sales of $11.0 million during the second quarter of 2004, flat as compared to the same period in the prior year; for the six-month period ended June 30, 2004, photocopier net sales increased by $0.6 million (or 2.9%) to $22.4 million, as compared with $21.8 million for the same period in 2003. This increase marks the first year-to-date period improvement in over five years, reflecting the impact of price increases.

PC REVENUE DRIVERS:	•	Total machines decreased from 27,670 to 25,285 (or 8.6%);
	•	Average copies per machine decreased from 2,725 to 2,188 (or 19.7%);
	•	Average sales per machine increased from $158 to $177 (or 12.0%); and
	•	Average sales per copy increased from $.058 to $.084 (or 44.8%).

Consolidated net sales for the second quarter of 2004 were $22.5 million, an increase of $2.3 million (or 11.4%) as compared to $20.2 million for the prior year period. For the first six months of 2004, consolidated net sales were $43.5 million, an increase of $4.6 million (or 11.9%) as compared to $38.9 million for the prior year period. These increases are attributable in part to ATM unit expansion, higher pricing throughout the Company’s ATM and photocopier networks and higher currency exchange rates impacting sales by the Company’s foreign subsidiaries.

Margin Analysis:

•                                          Gross margin improved to 36.1% of gross sales during the second quarter of 2004, as compared to 33.9% for the same period in the prior year; for the six-month period ended June 30, 2004, gross margin was 37.9% as compared to 33.9% for the same period last year.

•                                          Cost of sales improved to 42.0% of gross sales during the second quarter of 2004, as compared to 49.0% for the same period in the prior year; for the six-month period ended June 30, 2004, cost of sales was 41.6% as compared to 49.2% for the same period last year.

•                                          Net profit margin doubled to 9.4% of gross sales during the second quarter of 2004, as compared to 4.7% for the same period in the prior year; for the six-month period ended June 30, 2004, net profit margin was 9.5% as compared to 4.1% for the same period last year.

The Company’s outstanding debt, consisting of commercial loans and capital leases, decreased substantially from $20.6 million at June 30, 2003 to $12.3 million at June 30, 2004 (or 40.4%). Of this amount, commercial bank debt obligations were reduced from $15.0 million at June 30, 2003 to $8.0 million at June 30, 2004 (or 46.7%). The interest rate on the Company’s commercial bank debt was 3.63% at quarter end. Shareholders’ equity at June 30, 2004 increased substantially by $13.6 million to $58.1 million (or 30.6%) as compared to $44.5 million a year prior. During the first six months of 2004, shareholders’ equity has increased by $9.2 million (or 18.8%).

At June 30, 2004, the Company’s ATM network consisted of 4,616 units deployed in the United Kingdom, United States, Canada and Northern Ireland, an increase of 1,343 units (or 41.0%) as compared to the same date in 2003 as a result of both internal growth and acquisitions (three ATM network acquisitions totaling $7.0 million were consummated during the first six months of 2004 and funded through internally generated cash flow). The Company had 25,285 installed photocopiers at June 30, 2004, a decrease of 2,385 units (or 8.6%) as compared to the same date in 2003, due primarily to elimination of unprofitable locations.

Beginning in the second quarter 2004, EPS information for all corporations is reported to reflect the application of a new accounting pronouncement, EITF 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share.” The EITF consensus requires that a two-class method of computing EPS be used for securities that potentially may participate in dividends with common stock, such as the Company’s preferred stock. The application of EITF 03-6 had no economic impact on the Company and had no impact on the Company’s net income. It only had an impact on the Company’s reported basic and diluted earnings per share. Assuming hypothetical distribution of net income to common and preferred shareholders as required by EITF 03-6 and after dividends on preferred stock, basic earnings per common share for the three and six months ended June 30, 2004 were $.26 and $.52, respectively, compared to $.09 per share and $.14 per share for the three and six months ended June 30, 2003.  Diluted earnings per common share for the three and six months ended June 30, 2004 were $.23 and $.45, respectively, compared to $.09 per share and $.14 per share for the prior year periods. This consensus has no economic or cash flow consequences.

Without effect of EITF 03-6, basic and diluted earnings per share (“EPS”) before payment of the preferred dividend for the second quarter 2004 were $.36 and $.31, respectively (based upon 7,509,266 basic and 8,662,962 diluted shares outstanding), as compared to $.16 for both basic and diluted EPS for the same period a year prior (based upon 7,059,790 basic and 7,097,209 diluted shares outstanding). For the six months ended June 30, 2004, basic and diluted EPS were $.71 and $.62, respectively (based upon 7,331,381 basic and 8,429,617 diluted shares outstanding), as compared to $.27 for both basic and diluted EPS for the same six-month period a year prior (based upon 7,059,790 basic and 7,078,603 diluted shares outstanding). The Company’s payment of $375,000 and $371,000 in preferred stock dividends during the first and second quarters of 2004, respectively, resulted in a decrease of EPS available to common shareholders in the amount of $(.05)/$(.04) and $(.10)/$(.09) on a basic and diluted basis for the second quarter and six month periods.

The Company adopted FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”) in the fourth quarter of 2003.  FIN 46 addresses consolidation by business enterprises of variable interest entities. Accordingly, the Company has consolidated the TRM Inventory Funding Trust (the “Trust”), which provides vault cash for its ATM network, into its financial statements since December 31, 2003. The consolidated balance sheet as of June 30, 2004 includes long-term assets of $39.9 million, long-term liabilities of $38.5 million, and minority interest of $1.5 million relating to the Trust, with no effect on the Company’s results of operations.

Presentation of any non-GAAP financial measures contained herein should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Forward Looking Statements: Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth. Additional information on these factors, which could affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

-Attachments 1, 2 and 3 follow-

Attachment 1

TRM CORPORATION

Consolidated Results of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	06-30-03	06-30-04	06-30-03	06-30-04

Sales	$24,366	$28,840	$46,780	$54,769
Sales discounts	4,151	6,328	7,877	11,227

Net sales	20,215	22,512	38,903	43,542
Cost of sales	11,950	12,106	23,036	22,782

Gross profit	8,265	10,406	15,867	20,760
Selling, general and administrative expense	6,264	6,371	12,063	12,582
Asset retirements	152	—	216	—

Operating income	1,849	4,035	3,588	8,178

Other expense:
Interest	238	251	568	497
Other, net	(103)	74	46	209
Income before provision for income taxes	1,714	3,710	2,974	7,472

Provision for income taxes	566	1,002	1,073	2,251

Net income	$1,148	$2,708	$1,901	$5,221

BASIC AND DILUTED PER SHARE INFORMATION:

Net income	$1,148	$2,708	$1,901	$5,221
Preferred stock dividends	(375)	(371)	(750)	(746)
Income available to shareholders - basic	$773	$2,337	$1,151	$4,475

Weighted average common shares outstanding	7,060	7,509	7,060	7,331

Basic net income per share - before preferred dividend	$0.16	$0.36	$0.27	$0.71

Basic net income per share - after preferred dividend	$0.11	$0.31	$0.16	$0.61

Weighted average common shares assuming dilution	7,097	8,663	7,079	8,430

Diluted net income per share - before preferred dividend	$0.16	$0.31	$0.27	$0.62

Diluted net income per share - after preferred dividend	$0.11	$0.27	$0.16	$0.53

Basic net income per share - EITF 03-6 *	$0.09	$0.26	$0.14	$0.52

Diluted net income per share - EITF 03-6 *	$0.09	$0.23	$0.14	$0.45

*EITF 03-6: Beginning in the second quarter 2004, EPS information for all corporations is reported to reflect the application of a new accounting pronouncement, EITF 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share.”  EITF 03-6 had no effect upon total earnings applicable to TRM shareholders for the period ended June 30, 2004.  Per share amounts for 2003 have been restated to reflect the impact of adopting EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share.”

Attachment 2

TRM Corporation
Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31, 2003	June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$5,724	$6,530
Accounts receivable, net	6,134	5,592
Inventories	1,567	1,949
Prepaid expenses and other	1,405	2,175
Deferred tax asset	423	424

Total current assets	15,253	16,670

Equipment, less accumulated depreciation	63,991	63,273
Restricted cash - TRM Inventory Funding Trust	28,939	39,942
Deferred tax asset	2,767	2,509
Intangible assets	72	7,323
Other assets	1,253	1,108
Total assets	$112,275	$130,825

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,367	$2,986
Accrued expenses	6,429	5,019
Accrued expenses - TRM Inventory Funding Trust	57	67
Current portion of long-term debt	3,024	3,155
Current portion of obligations under capital leases	2,113	2,234

Total current liabilities	12,990	13,461

Notes payable - TRM Inventory Funding Trust	27,455	38,494
Long-term debt	7,040	5,028
Obligations under capital leases	2,784	1,835
Deferred tax liability	7,049	7,765
Other long-term liabilities	79	173
Preferred dividends payable	4,502	4,498
Total liabilities	61,899	71,254

Minority interest - TRM Inventory Funding Trust	1,500	1,500

Shareholders’ equity:
Preferred stock	19,798	19,559
Common stock	19,026	24,044
Additional paid-in capital	63	63
Accumulated other comprehensive income	2,088	2,029
Retained earnings	7,901	12,376
Total shareholders’ equity	48,876	58,071

	$112,275	$130,825

Attachment 3

TRM Corporation

Supplemental Data

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	06-30-03	06-30-04	06-30-03	06-30-04
Net Sales:
Photocopy	$11,105	$11,023	$21,801	$22,434
ATM	8,758	11,489	16,148	21,094
S-3 Corporation	352	—	954	14
	$20,215	$22,512	$38,903	$43,542

Operating income:
Photocopy	$1,171	$2,881	$2,454	$5,724
ATM	866	1,243	1,332	2,678
S-3 Corporation	(188)	(89)	(198)	(224)
	$1,849	$4,035	$3,588	$8,178